Exhibit 99.1

NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO International, Inc. Announces
Election of James J. O’Brien to Board of Directors

PITTSBURGH, December 10, 2015/PRNewswire/ -- WESCO International, Inc. (NYSE: WCC) (“WESCO”), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, today announced the election of Mr. James J. O’Brien to its Board of Directors effective January 1, 2016.

Mr. O’Brien served as the Chairman of the Board and Chief Executive Officer of Ashland Inc., a Fortune 500 company, from 2002 through December 31, 2014, and previously was Ashland’s President and Chief Operating Officer. Mr. O’Brien also served as the President of Valvoline from 1995 to 2001. Currently, he is a director of Albemarle Corporation and Humana Inc.

John J. Engel, WESCO’s Chairman, stated, “Mr. O’Brien’s successful experience as the global business leader of a Fortune 500 company makes him an outstanding addition to WESCO’s talented Board. He will be an asset to our shareholders and our company, and we are pleased to welcome him to WESCO’s Board of Directors.”

# # #
About WESCO
WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating ("MRO") and original equipment manufacturers ("OEM") product, construction materials, and advanced supply chain management and logistic services. 2014 annual sales were approximately $7.9 billion. The Company employs approximately 9,400 people, maintains relationships with over 25,000 suppliers, and serves over 75,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers and utilities. WESCO operates nine fully automated distribution centers and approximately 500 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.
The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as well as the Company's other reports filed with the Securities and Exchange Commission.

Contact: Mary Ann Bell, Vice President, Investor Relations
WESCO International, Inc.
(412) 454-4220
http://www.wesco.com